FOR IMMEDIATE RELEASE:	CONTACT:
November 12, 2010	Ginny Dunn
7:00 a.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643

ENTREMED REPORTS THIRD QUARTER 2010
FINANCIAL RESULTS

ROCKVILLE, MD – November 12, 2010 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported results for the three- and nine-month periods ending September 30, 2010.

The Company reported a net loss for the third quarter of 2010 of ($2.1 million), or ($0.24) per share. This compares to a reported net income of approximately $85,000 for the same period last year.  Reported net loss for the first nine months of 2010 was ($9.2 million), or ($1.09) per share as compared to ($6.5 million) or ($0.91) per share for 2009.  At September 30, 2009, the Company accrued and recorded estimated royalty revenue from sales of Thalomid® of approximately $3.3 million.  For 2010, royalty revenues will be recorded when they are received, which we expect to occur in the fourth quarter of 2010 and first quarter of 2011.

Kathy Wehmeir-Davis, EntreMed Principle Accounting Officer, commented, “Our financial results for the third quarter are in line with our expectations. Our 2010 research and development expenses increased slightly in the third quarter as we continued to enroll patients in our multi-center Phase 2 ovarian cancer study with ENMD-2076.  At the end of the quarter, we reported approximately $8.4 million in cash and short-term investments.  We believe that these resources, coupled with anticipated royalty inflows, will provide us with sufficient resources to cover planned operations through 2011.”

Michael M. Tarnow, Executive Chairman, commented, “As we continue to execute on our strategy to accelerate the clinical development of ENMD-2076, we remain diligent in our cost management efforts as reflected in our third quarter results.  During the third quarter, we successfully completed a strategic financing with fundamental investors who believe in the potential of ENMD-2076. This additional equity is instrumental in extending our cash runway through 2011.  In addition to our cash and short-term investments, EntreMed has been awarded a Qualifying Therapeutic Discovery Project (QTDP) grant in the amount of $244,479 based on its application for ENMD-2076. We are pleased that our multi-center Phase 2 study for ENMD-2076 in ovarian cancer patients is progressing as planned and we anticipate the presentation of clinical data early in 2011.  We remain enthusiastic about the potential for ENMD-2076 in solid and hematological malignancies and look forward to further expanding the clinical development program for this exciting drug candidate.”

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. Preclinical studies with ENMD-2076 demonstrated significant antitumor activity, including tumor regression, in multiple solid and hematological malignancies. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. While ENMD-2076 is currently in a Phase 2 trial in ovarian cancer, preclinical and clinical activities are ongoing in assessing the compound’s applicability in other forms of cancer.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including  the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

-more-

(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
September 30,

	2010	2009

Total revenues	$-	$3,668,333

Research and development	1,291,721	2,326,969

General and administrative	691,623	911,816

Net (Loss) Income	(2,095,311)	84,914

Net Loss per share (basic and diluted) attributable to common shareholders	$(.24)	$(.02)

Weighted average number of shares outstanding (basic and diluted)	9,714,788	7,979,839

Nine Months Ended
September 30,

	2010	2009

Total revenues	$-	$3,668,333

Research and development	3,146,802	5,939,903

General and administrative	2,513,527	3,082,270

Acquired in-process research and development	3,000,000	-

Net Loss	(9,166,041)	(6,483,034)

Net Loss per share (basic) attributable to common shareholders	$(1.09)	$(0.91)

Weighted average number of shares outstanding (basic)	9,098,380	7,977,197

Cash and short-term investments	$8,432,703	$10,027,567

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